Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177252

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 12, 2011)

$300,000,000

Kohl’s Corporation

4.750% NOTES DUE 2023

Kohl’s Corporation will pay interest on the $300,000,000 4.750% notes due (the “notes”) on June 15 and December 15 of each year, beginning December 15, 2013. The notes will mature on December 15, 2023. We may redeem the notes in whole or in part at the redemption prices set forth under “Description of the Notes—Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to repurchase the notes from holders as described under “Description of the Notes—Repurchase upon Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 above that amount.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-7.

	Per Note	Total
Public offering price (1)	99.750%	$299,250,000
Underwriting discount	0.650%	$1,950,000
Proceeds, before expenses, to us (1)	99.100%	$297,300,000

(1)	Plus accrued interest, if any, from September 12, 2013

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about September 12, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley

Senior Co-Managers

Goldman, Sachs & Co.	Mitsubishi UFJ Securities	US Bancorp	Wells Fargo Securities

Co-Managers

BMO Capital Markets

                        BNY Mellon Capital Markets, LLC

                                     Capital One Securities

                                                 Comerica Securities

                                                             Fifth Third Securities, Inc.

                                                                              HSBC

                                                                                      PNC Capital Markets LLC

                                                                                                      TD Securities

The Williams Capital Group, L.P.

September 5, 2013

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date after the dates on the front of this prospectus supplement, the accompanying prospectus or any free writing prospectus, as applicable, or for information incorporated by reference, as of the dates of that information.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated October 12, 2011, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized in making your investment decision. See “Where You Can Find More Information About Kohl’s” in the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we have authorized and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus we have authorized is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “Kohl’s,” “we,” “us” and “our” refer to Kohl’s Corporation and its subsidiaries.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events we expect or anticipate will occur in the future. Words such as “believes,” “anticipates,” “may,” “should,” “could,” “plans,” “expects” and similar expressions identify forward-looking statements. Those statements may relate to future revenues, earnings, store openings, market conditions, new strategies and the competitive environment. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A of our annual report on Form 10-K for the fiscal year ended February 2, 2013, which is expressly incorporated into this prospectus supplement and the accompanying prospectus by reference, and other factors as may periodically be described in our filings with the SEC. Forward-looking statements relate to the date they are made, and we undertake no obligation to update them except as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It may not contain all of the information that is important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized and the documents that we have filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference prior to deciding whether to purchase notes.

Kohl’s Corporation

As of August 3, 2013, we operated 1,155 family-oriented department stores and a website (www.Kohls.com) that sell moderately priced apparel, footwear and accessories for women, men and children; soft home products such as sheets and pillows; and housewares. Our product offerings include quality private and exclusive brands which are found “Only at Kohl’s” as well as national brands which appeal to classic, modern classic and contemporary customers. Our stores generally carry a consistent merchandise assortment with some differences attributable to regional preferences. Our website includes merchandise which is available in our stores, as well as merchandise which is available only on-line.

Omni-Channel Shopping Experience

We believe practical, easy shopping is about convenience and about providing customers the options which allow them to shop when they want and from where they want.

At Kohl’s, in-store convenience includes a neighborhood location close to home, convenient parking, easily-accessible entry, knowledgeable and friendly associates, wide aisles, a functional store layout, shopping carts/strollers and fast, centralized checkouts. Though our stores have fewer departments than traditional, full-line department stores, the physical layout of the store and our focus on strong in-stock positions in style, color and size is aimed at providing a convenient shopping experience for an increasingly time-starved customer.

On-line convenience begins with an easy-to-navigate, on-line shopping experience for the growing percentage of our customers that prefer shopping on-line. Kohls.com was launched in 2001 and has experienced substantial growth, growing at an annual growth rate of over 40% over the past three years. On-line sales exceeded $1.4 billion and accounted for approximately 7% of our total sales in 2012.

We also are expanding our ability to meet the ever-changing needs of an increasingly technologically-savvy customer. Our in-store kiosks allow customers to order items from our stores and have them shipped to their homes with no shipping charges. All of our stores are equipped with Wi-Fi. We continue to improve our digital and mobile sales platforms. We are also building the infrastructure which will allow us to ship on-line orders from our stores.

Stores

As of August 3, 2013, we operated 1,155 stores. We have stores in all 48 of the continental United States and Alaska. Our stores are located in every large and intermediate sized market in the United States.

Our new store program targets profitable growth opportunities through fill-in stores in our better performing markets and opportunistic acquisitions, when available.

Remodels are also an important part of our store strategy as we believe it is extremely important to maintain our existing store base. We have temporarily slowed our remodel program as we continue to evaluate and test different categories and space allocations in our stores.

Low-Cost Operating Structure

An important aspect of our pricing strategy and overall profitability is a culture focused on maintaining a low-cost structure. Critical elements of this low-cost structure are our unique store format, lean staffing levels, sophisticated management information systems and operating efficiencies which are the result of centralized buying, advertising and distribution.

We remain focused on providing the solid infrastructure needed to ensure consistent, low-cost execution. We proactively invest in distribution capacity and regional management to facilitate growth in new and existing markets as well as on-line. Our central merchandising organization tailors merchandise assortments to reflect regional climates and preferences. Technological systems and improvements support our low-cost culture by enhancing productivity and providing the information needed to make key merchandising decisions.

Distribution

We receive substantially all of our store merchandise at our nine retail distribution centers. A small amount of our merchandise is delivered directly to the stores by vendors or their distributors. The retail distribution centers, which are strategically located throughout the United States, ship merchandise to each store by contract carrier several times a week. We also operate four fulfillment centers that service our E-Commerce business.

Corporate Information

Kohl’s was organized in 1988 as a Wisconsin corporation. Kohl’s principal executive offices are located at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, and our telephone number is (262) 703-7000. Our website is www.kohls.com. The information on our website is not part of this prospectus supplement.

The Offering

Issuer	Kohl’s Corporation

Securities Offered	$300,000,000 principal amount of 4.750% Notes due 2023

Maturity	The notes will mature on December 15, 2023.

Interest	Interest on the notes will accrue from September 12, 2013. Interest on the notes will be payable semi-annually in arrears at the rate set forth on the cover page of this prospectus supplement on June 15 and December 15 of each year, beginning December 15, 2013.

Optional Redemption	We may redeem the notes at our option, in whole or in part at any time prior to September 15, 2023 (three months prior to the maturity date) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”), plus 30 basis points, plus accrued and unpaid interest on the notes to the redemption date.

We may redeem the notes at our option, in whole or in part at any time on or after September 15, 2023 (three months prior to the maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to the redemption date.

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of the Notes—Repurchase upon Change of Control Repurchase Event”), we will be required, unless we have exercised our right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured debt from time to time outstanding. At August 3, 2013, we had approximately $4,595 million in principal amount of indebtedness outstanding on a consolidated basis, of which $2,095 million of subsidiary indebtedness would be structurally senior to the notes.

Use of Proceeds	The proceeds from this offering will be used for general corporate purposes, which may include funding our share repurchase program, meeting our working capital requirements, and funding capital expenditures related to our continued store growth and our store remodeling program. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes of any series, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and, in some cases, the first interest payment date) and ranking equally and ratably with the notes offered hereby in all respects, as described under “Description of the Notes—General.”

Denomination and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York.

Governing Law	New York.

Summary Financial Information

The following table sets forth our summary consolidated financial information at the dates and for the periods presented. Our fiscal year ends on the Saturday closest to January 31. The 2012 fiscal year presented below was a fifty-three week period and the remaining fiscal years presented below were fifty-two week periods. The six months ended August 3, 2013 and July 28, 2012 were both twenty-six week periods. The fiscal year financial information has been derived from our audited financial statements. The interim financial information has been derived from our unaudited consolidated financial statements and includes, in the opinion of our management, all normal and recurring adjustments necessary for a fair presentation of the financial information. The results for the six-month periods do not necessarily indicate the results to be expected for the full year. You should read the following information in conjunction with our consolidated financial statements and related notes and the other financial and statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended		Fiscal Year
	August 3, 2013	July 28, 2012	2012(1)	2011	2010	2009	2008
	(Dollars in Millions, except per square foot data)
Statement of Operations Data:
Net sales	$8,488	$8,447	$19,279	$18,804	$18,391	$17,178	$16,389
Cost of merchandise sold	5,284	5,281	12,289	11,625	11,359	10,680	10,334

Gross margin	3,204	3,166	6,990	7,179	7,032	6,498	6,055
Selling, general and administrative expenses	1,997	1,977	4,267	4,243	4,190	3,951	3,769
Depreciation and amortization	439	411	833	778	750	688	632

Operating income	768	778	1,890	2,158	2,092	1,859	1,654
Interest expense, net	167	162	329	299	304	301	275

Income before income taxes	601	616	1,561	1,859	1,788	1,558	1,379
Provision for income taxes	223	222	575	692	668	585	522

Net income	$378	$394	$986	$1,167	$1,120	$973	$857

Balance Sheet Data (end of period):
Working capital	$2,199	$1,840	$2,184	$2,222	$2,888	$3,054	$1,849
Property and equipment, net	8,891	9,010	8,872	8,905	8,692	8,506	8,402
Total assets	14,097	13,856	13,905	14,148	14,891	14,502	12,620
Long-term debt (including current portion)	2,492	2,141	2,492	2,141	1,894	1,894	1,893
Capital lease and financing obligations (including current portion)	2,095	2,091	2,061	2,103	2,104	2,046	1,914
Shareholders’ equity	6,053	6,188	6,048	6,508	7,850	7,595	6,499
Operating Data:
Comparable store sales growth (2)	(0.5)%	(1.3)%	0.3%	0.5%	4.4%	0.4%	(6.9)%
Net sales per selling square foot (3)	$94	$97	$213	$220	$222	$217	$222
Total square feet of selling space (in thousands; end of period)	83,536	82,549	83,098	82,226	80,139	78,396	74,992
Number of stores open (end of period)	1,155	1,134	1,146	1,127	1,089	1,058	1,004

(1)	The retail calendar for fiscal January 2013 included a fifth week, resulting in a 53-week year. During this 53rd week, total sales were $169 million; selling, general and administrative expenses were approximately $30 million; interest was approximately $2 million; net income was approximately $15 million and diluted earnings per share was approximately $0.06.
(2)	Comparable store sales growth for each period is based on sales of stores (including relocated or expanded stores) open throughout the full period and throughout the full prior period and E-Commerce. Fiscal 2012 comparable store sales growth compares the 52 weeks ended January 26, 2013 to the 52 weeks ended January 28, 2012.
(3)	Net sales per selling square foot is calculated using net sales of stores open for the full current period, excluding E-Commerce, divided by their square footage of selling space. 2012 excludes the impact of the 53rd week.

RISK FACTORS

You should carefully consider the following risk factors, the risk factors described in Item 1A to our annual report on Form 10-K for the fiscal year ended February 2, 2013 as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

The notes are our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured debt from time to time outstanding. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to holders of the notes to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At August 3, 2013, we had approximately $4,595 million in principal amount of indebtedness outstanding on a consolidated basis, of which $2,095 million of subsidiary indebtedness would be structurally senior to the notes.

The indenture under which the notes will be issued does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase Upon a Change of Control Repurchase Event.”

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $297 million (after deducting underwriting discounts and our offering expenses). We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include funding our share repurchase program, meeting our working capital requirements and funding capital expenditures related to our continued store growth and our store remodeling program. Pending application of the proceeds of the sale of the notes, we intend to invest such proceeds in short-term investments.

CAPITALIZATION

The following table sets forth, as of August 3, 2013, our consolidated cash and cash equivalents and short-term debt, long-term debt and shareholders’ equity on an actual basis and as adjusted to give effect to the sale of the notes. You should read this table in conjunction with our consolidated financial statements and related notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At August 3, 2013
	Actual	As Adjusted
	Dollars in Millions
Cash and cash equivalents	$592	889

Short-term debt:
Current portion of capital lease and financing obligations	$147	147

Total short-term debt	147	147

Long-term debt:
7.25% Debentures due 2029	$200	200
6% Debentures due 2033	300	300
3.25% Notes due 2023	350	350
6-7/8% Notes due 2037	350	350
6.25% Notes due 2017	650	650
4.00% Notes due 2021	650	650
Notes offered hereby	—	300
Capital lease and financing obligations	1,948	1,948
Unamortized debt discount	(8)	(9)

Total long-term debt, capital lease and financing obligations	4,440	4,739

Shareholders’ equity:
Common stock	4	4
Paid-in capital	2,516	2,516
Treasury stock, at cost	(7,531)	(7,531)
Accumulated other comprehensive loss	(39)	(39)
Retained earnings	11,103	11,103

Total shareholders’ equity	6,053	6,053

Total capitalization	$10,640	10,939

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to “we,” “us” and “our” in this section are only to Kohl’s Corporation and not to its subsidiaries.

The notes will be issued under an indenture dated as of December 1, 1995, between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, as supplemented by the seventh supplemental indenture. The following description of the particular terms of the notes supplements the description of the general terms and provisions of debt securities in the accompanying prospectus.

General

The notes will be our senior unsecured obligations and will rank equally in right of payment to our other senior unsecured debt from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. At August 3, 2013 we had approximately $4,595 million in principal amount of indebtedness outstanding on a consolidated basis, of which $2,095 million of subsidiary indebtedness would be structurally senior to the notes. See “Risk Factors—The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.”

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same terms (except for the issue date, the public offering price and, in some cases, the first interest payment date) and ranking equally and ratably with the notes offered hereby. Any additional securities having such similar terms, together with the applicable notes, will constitute a single series of securities under the indenture.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 or any whole multiple of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.

Principal Amount; Maturity and Interest

The notes will initially be limited to $300 million in aggregate principal amount and will mature on December 15, 2023. The notes will bear interest at the rate of 4.750% per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the notes semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2013, to the holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date or the maturity date with respect to the notes falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

“Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the city of New York.

Optional Redemption

The notes will be redeemable at our option, in whole or in part, at any time prior to September 15, 2023 (three months prior to the maturity date) at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points, plus accrued and unpaid interest thereon to the date of redemption.

We may redeem the notes at our option, in whole or in part, at any time on or after September 15, 2023 (three months prior to the maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Sinking Fund

The notes will not be entitled to any sinking fund.

Events of Default

In addition to the events of default described in the accompanying prospectus under “Description of Debt Securities—Events of Default,” the following constitutes an “event of default” under the indenture with respect to the notes: default under any bond, debenture, note or other debt of Kohl’s, which default results in the acceleration of such debt having an aggregate minimum principal amount of $100,000,000, continued for 10 days after written notice to Kohl’s.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes of either series represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all of which are subject to different interpretation or to change that may be applied retroactively and may adversely affect the federal income tax consequences described in this prospectus supplement;

•	addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•	does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, dealers in securities or currencies, holders whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•	does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws; and

•	does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

We have not sought and will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws.

Certain United States Federal Income Tax Consequences To U.S. Holders

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Under the “substantial presence” test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending on the last day of the current calendar year (counting for such purposes all of the days present during the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrues in accordance with the U.S. Holder’s method of tax accounting.

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes (for example, a repurchase upon a change of control). The obligation to make such payments may implicate the provisions of United States Treasury regulations relating to “contingent payment debt instruments.” Under applicable regulations, the possibility that such an amount will be paid will not affect the amount, timing or character of income recognized by a holder with respect to the notes if, as of the date the notes were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. We intend to take the position that the likelihood of a redemption of the notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption as affecting the yield to maturity of our notes. You will be bound by our determination that these contingencies are remote unless you disclose your contrary position in the manner required by applicable Treasury regulation. Our determination is not, however, binding on the IRS.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to limitations.

If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds.

Medicare Surtax

In addition to the United States federal income tax, certain individuals, estates and trusts may be required to pay a 3.8% Medicare surtax on the lesser of (i) “net investment income” including, among other things, interest and proceeds of sale in respect of securities like the notes, subject to certain exceptions, or (ii) the amount by which the taxpayer’s adjusted gross income exceeds certain thresholds ($250,000 for married individuals filing jointly, $200,000 for unmarried individuals, and $125,000 for married individuals filing separately). Prospective U.S. Holders should consult with their tax advisors regarding the effect, if any, of this Medicare surtax on their ownership and disposition of the notes.

Certain United States Federal Tax Consequences to Non-U.S. Holders

The following is a summary of the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies.” Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding and the provisions of FATCA (as defined below), a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes if the interest income qualifies for the “portfolio interest exception.” Generally, interest income will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	The interest is not effectively connected with the conduct of a trade or business in the United States;

•	The Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through stock ownership; and

•	The Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) claiming the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income that is remitted or deemed remitted to the Non-U.S. Holder at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Dispositions of Notes

Subject to the discussion below concerning backup withholding and the provisions of FATCA (as defined below), a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is not a citizen or resident of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply with respect to a note.

United States Information Reporting Requirements, Backup Withholding Tax and FATCA Provisions

U.S. Holders

We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file information returns with respect to payments made to the U.S. Holder of interest, and, in some cases, disposition proceeds on the notes.

In addition, U.S. Holders may be subject to backup withholding at a current rate of 28% on those payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding, fail to properly report in full their dividend and interest income, or otherwise fail to comply with the applicable requirements of backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or refund) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

The rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•	Interest payments received by a Non-U.S. Holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception, where the non-U.S. Holder satisfies the certification requirements described under “—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax; and

•	Sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “—Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the foreign office of a broker that has certain connections to the United States.

Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

FATCA Withholding

Under the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment (HIRE) Act (“FATCA”), certain foreign financial institutions and non-financial foreign entities are required to comply with due diligence, monitoring, withholding, and information reporting rules with respect to their U.S. account holders or be subject to a 30% withholding tax on certain U.S.-source payments made to them. Pursuant to final regulations and Notice 2013-43 issued by the IRS, this withholding tax will not apply to interest or gross proceeds payments made with respect to obligations (such as bonds) that are outstanding on July 1, 2014, unless the obligation undergoes a “significant modification.” To the extent that the notes issued under this offering are outstanding on July 1, 2014 and are not significantly modified thereafter, interest and gross proceeds paid with respect to the notes issued under this offering will not be subject to withholding under FATCA.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the total principal amount of notes shown in the following table.

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$66,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	66,000,000
Morgan Stanley & Co. LLC	66,000,000
Goldman, Sachs & Co.	17,400,000
Mitsubishi UFJ Securities (USA), Inc.	17,400,000
U.S. Bancorp Investments, Inc.	17,400,000
Wells Fargo Securities, LLC	17,400,000
BNY Mellon Capital Markets, LLC	3,600,000
BMO Capital Markets Corp.	3,600,000
Capital One Securities, Inc.	3,600,000
Comerica Securities, Inc.	3,600,000
Fifth Third Securities, Inc.	3,600,000
HSBC Securities (USA) Inc.	3,600,000
PNC Capital Markets LLC	3,600,000
TD Securities (USA) LLC	3,600,000
The Williams Capital Group, L.P.	3,600,000

Total	$300,000,000

The underwriters are obligated to purchase all of the notes offered in this offering if any such notes are purchased.

The notes sold by the underwriters to the public initially will be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.200% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because another underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In addition to the underwriting discount discussed above, we estimate that our expenses for this offering will be approximately $504,000. The underwriters have agreed to reimburse us for certain such expenses.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The notes are offered for sale in the United States and certain other jurisdictions where such offer and sale is permitted.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to us and certain of our affiliates, for which they have in the past received, and may in the future receive, customary fees.

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent and a lender under our revolving credit facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, and Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. LLC, and certain of the co-managers and senior co-managers for this offering or their affiliates are also lenders under our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus

Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Delivery of the Notes

We expect that delivery of the notes will be made to investors on or about the closing date set forth on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day should consult their advisors.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. Mr. Peter M. Sommerhauser is a director of Kohl’s and a shareholder of Godfrey & Kahn, S.C. As of September 4, 2013, Mr. Sommerhauser beneficially owned 9,323,309 shares of common stock of Kohl’s, of which he had sole voting power with respect to 508,259 shares, shared voting power with respect to 8,815,050 shares, sole investment power with respect to 508,259 shares and shared investment power with respect to 8,815,050 shares.

PROSPECTUS

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Offered by

KOHL’S CORPORATION

Kohl’s Corporation may offer from time to time to sell, in one or more series, any combination of the securities described in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.

The principal executive offices of Kohl’s Corporation are located at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, and the telephone number is (262) 703-7000.

We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. These securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “KSS”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 12, 2011.

You should rely only on the information contained in or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement is accurate as of any date after the dates on the front of this prospectus or the applicable prospectus supplement, as applicable, or for information incorporated by reference, as of the dates of that information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Kohl’s and the securities offered under this prospectus. That registration statement can be read at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information About Kohl’s.”

Unless the context otherwise indicates, the terms “Kohl’s,” “we,” and “our” mean Kohl’s Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE

INFORMATION ABOUT KOHL’S

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus until we sell all of the securities offered by this prospectus or terminate this offering:

(1)	Amendment No. 1 to our annual report on Form 10-K/A for the fiscal year ended January 29, 2011;

(2)	Amendment No. 1 to our quarterly report on Form 10-Q/A for the fiscal quarter ended April 30, 2011 and our quarterly report on Form 10-Q for the fiscal quarter ended July 30, 2011;

(3)	our current reports on Form 8-K dated February 24, 2011, May 12, 2011, June 23, 2011, August 10, 2011, August 11, 2011 and October 3, 2011;

(4)	the description of our common stock contained in our registration statement on Form 8-B dated June 28, 1993, as updated from time to time by our subsequent filings with the SEC.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning our chief financial officer at the following address:

Wesley S. McDonald

Senior Executive Vice President, Chief Financial Officer

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

(262) 703-7000

You should read and rely only on the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents or for information incorporated by reference, as of the dates of that information.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus and any prospectus supplement, and the documents incorporated herein and therein by reference, may contain “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events we expect or anticipate will occur in the future. Words such as “believes,” “anticipates,” “may,” “will,” “should,” “could,” “plans,” “expects” and similar expressions identify forward-looking statements. Those statements may relate to future revenues, earnings, store openings, market conditions, new strategies and the competitive environment. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A of Amendment No. 1 to our annual report on Form 10-K/A for the fiscal year ended January 29, 2011, which is expressly incorporated into this prospectus by reference, and other factors as may periodically be described in our filings with the SEC. Forward-looking statements relate to the date made, and we undertake no obligation to update them, except as required by law.

THE COMPANY

Kohl’s operates family-focused, value-oriented specialty department stores in 49 states that offer moderately priced apparel, footwear and accessories for women, men and children; soft home products such as sheets and pillows; and housewares. Our stores generally carry a consistent merchandise assortment with some differences attributable to regional preferences. Our stores feature quality private and exclusive brands which are found “Only at Kohl’s” as well as national brands. We believe our apparel and home fashions appeal to classic, modern classic and contemporary customers. Our goal is to broaden our customer reach while meeting the customer’s varied fashion preferences. Kohl’s offers a convenient shopping experience through easily accessible locations, a functional store layout, centralized checkouts and a focus on strong in-stock positions which allow the customer to get in and out quickly. Kohl’s stores have fewer departments than traditional, full-line department stores, but offer customers dominant assortments of merchandise displayed in complete selections of styles, colors and sizes. Central to our pricing strategy and overall profitability is a culture focused on maintaining a low-cost structure. Critical elements of this low-cost structure are Kohl’s unique store format, lean staffing levels, sophisticated management information systems and operating efficiencies resulting from centralized buying, advertising and distribution. In addition, Kohl’s offers on-line shopping on our website. Originally designed as an added service for customers who prefer to shop using the internet, the website has grown to include a selection of items and categories beyond what is available in stores, with a primary focus on extended sizes, product line extensions, and web-exclusive product lines. The website is designed to provide a convenient, easy-to-navigate, on-line shopping environment that complements our in-store focus.

USE OF PROCEEDS

Unless we indicate a different use in the applicable prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and will be used for general corporate purposes, which may include funding our share repurchase program, meeting our working capital requirements, the repayment or refinancing of debt and funding capital expenditures related to our continued store growth and our store remodeling program.

Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by U.S. government or agency obligations or other short-term investments.

RATIOS OF EARNINGS TO FIXED CHARGES

Our historical ratio of earnings to fixed charges is shown in the table below.

	26 Weeks Ended July 30, 2011	Fiscal Year (1)
		January 29, 2011	January 30, 2010	January 31 2009	February 2, 2008	February 3, 2007
Ratio of earnings to fixed charges	4.3	4.6	4.2	4.1	5.4	6.5

(1)	All years presented were 52-week years except for the year ended February 3, 2007, which was a 53-week year.

Earnings consist of income before income taxes and fixed charges after eliminating capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and amortization of debt discount and expense on all indebtedness, plus 50%-65% of rent expense deemed to represent an interest factor.

THE SECURITIES WE MAY OFFER

We may sell from time to time in one or more offerings:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock; and/or

•	warrants to purchase any of the securities listed above.

The summaries of certain provisions of the securities contained in this prospectus are not complete. You should refer to all the provisions of the securities and applicable indentures, articles of amendment, deposit agreements and warrant agreements for a complete description of the securities.

The particular terms of the securities offered by any prospectus supplement will be described in the prospectus supplement relating to those securities. If indicated in a prospectus supplement, the terms of any particular securities may differ from the terms we summarize below. The prospectus supplement will also contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The debt securities will be issued under an indenture dated as of December 1, 1995 between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as Trustee, as amended. This indenture, as amended, is referred to in this prospectus as the “indenture.” The trustee of the indenture is referred to in this prospectus as the “trustee,” and the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture are referred to as “debt securities.”

We have summarized selected terms and provisions of the indenture in this section. The summary is not complete. You should read the indenture for additional information before you buy any debt securities. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part. Section references below are to the applicable section in the indenture.

General

The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The debt securities will be unsecured and will rank equally as to payments with all of our other unsecured and unsubordinated debt.

The debt securities constitute an obligation of Kohl’s Corporation, not of our subsidiaries. Our subsidiaries, however, own substantially all of our consolidated assets and conduct substantially all of our consolidated operations. As a result, the debt securities are structurally subordinated to the prior claims of our subsidiaries’ creditors (including trade creditors) and our subsidiaries’ preferred stockholders, if any, except to the extent that Kohl’s Corporation may itself be a creditor with recognized claims against a subsidiary.

The debt securities may be issued in one or more separate series. The applicable prospectus supplement relating to a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which principal on the debt securities will be payable;

•

the interest rate or rates of the debt securities, or the method of determining those rates, the date from which interest will accrue, the interest payment dates and the record dates for the interest payable on any interest payment date;

•	the place or places where payments may be made on the debt securities or the method of such payment;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	the denominations of the debt securities, if other than multiples of $1,000;

•	the portion of principal amount of the debt securities payable upon acceleration of maturity, if other than the principal amount;

•	the currency or currencies in which payment of principal of and interest on the debt securities will be made;

•

the manner in which the amounts of principal, premium or interest payments on the debt securities will be determined, if those amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•

if principal or interest payments on the debt securities are to be made in a currency other than the denominated currency, the manner in which the exchange rate with respect to those payments will be determined;

•	whether the debt securities will be issued in fully registered form or in bearer form;

•	whether the debt securities will be issued in definitive form or in book-entry form and, if in book-entry form, the depositary or depositaries;

•

any terms on which the debt securities may be converted into or exchanged for stock or other securities of Kohl’s or other entities, any specific terms relating to the adjustment of the conversion or exchange ratio and the period during which the debt securities may be converted or exchanged;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

Unless we indicate otherwise in the applicable prospectus supplement, principal of and any premium and interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the corporate trust office of the trustee. At our option, we may pay interest by check mailed on or before the applicable interest payment date to the address of the person whose name and address appears in the security register. Unless we indicate otherwise in the applicable prospectus supplement, we will pay any interest due on any debt security to the person in whose name the debt security is registered at the close of business on the regular record date for that interest. (Sections 2.5 and 2.14)

Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and in integral multiples of $1,000. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of any tax or other governmental charge payable in connection with any transfer or exchange. (Sections 2.1, 2.3 and 2.8)

We may issue some of the debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement will also contain any special federal income tax, accounting or other information relating to original issue discount securities.

Certain Covenants

Restrictions on Liens. The indenture contains a covenant that we will not, and we will not permit any of our restricted subsidiaries to, issue, assume or guarantee any indebtedness secured by any mortgage upon any operating property or operating asset of Kohl’s Corporation or any restricted subsidiary without securing the debt securities (and, if we so determine, any other indebtedness ranking equally with the debt securities) equally and ratably with such indebtedness.

This covenant will not prevent us or any of our restricted subsidiaries from issuing, assuming or guaranteeing:

•

any purchase money mortgage on such property simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such property, or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;

•

an existing mortgage on property not previously owned by Kohl’s Corporation or a restricted subsidiary, including in each case indebtedness incurred for reimbursement of funds previously expended for any substantial improvements to or acquisitions of property. However:

•

the mortgage must be limited to any or all of (1) such acquired or constructed property or substantial improvement (including accretions thereto), (2) the real property on which any construction or substantial improvement occurs or (3) with respect to distribution centers, any equipment used directly in the operation of, or the business conducted on, the real property on which any construction or substantial improvement occurs; and

•

the total amount of the indebtedness secured by the mortgage, together with all other indebtedness to persons other than Kohl’s Corporation or a restricted subsidiary secured by mortgages on such property, shall not exceed the lesser of (1) the total costs of such mortgaged property, including any costs of construction or substantial improvement, or (2) the fair market value of the property immediately following the acquisition, construction or substantial improvement;

•

any mortgage on real property or, with respect to distribution centers, on equipment used directly in the operation of, or the business conducted on, such mortgaged real property, which is the sole security for indebtedness:

•

incurred within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture (February 6, 1996), (2) the date of the acquisition of the real property or (3) the date of the completion of construction or substantial improvement on such real property;

•	incurred for the purpose of reimbursing us or our restricted subsidiary for the cost of acquisition and/or the cost of improvement of such real property and equipment;

•	the amount of which does not exceed the lesser of the aggregate cost of the real property, improvements and equipment or the fair market value of that real property, improvements and equipment; and

•

the holder of which shall be entitled to enforce payment of such indebtedness solely by resorting to the security for such mortgage, without any liability on the part of Kohl’s Corporation or a restricted subsidiary for any deficiency;

•

mortgages existing on the date of the indenture, mortgages on assets of a restricted subsidiary existing on the date it became a subsidiary or mortgages on the assets of a subsidiary that is newly designated as a restricted subsidiary if the mortgage would have been permitted under the provisions of this paragraph if such mortgage was created while the subsidiary was a restricted subsidiary;

•	mortgages in favor of Kohl’s Corporation or a restricted subsidiary;

•	mortgages securing only the indebtedness issued under the indenture; and

•

mortgages to secure indebtedness incurred to extend, renew, refinance or replace indebtedness secured by any mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced indebtedness does not exceed the principal amount of indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such mortgage applies only to the same property or assets subject to the prior permitted mortgage (and, in the case of real property, improvements). (Section 4.5)

Restrictions on Sale and Leaseback Transactions. The indenture contains a covenant that we will not, and will not permit our restricted subsidiaries to, enter into any arrangement with any person providing for the leasing by Kohl’s Corporation or any restricted subsidiary of any operating property or operating asset that has been or is to be sold or transferred by Kohl’s Corporation or such restricted subsidiary to such person with the intention of taking back a lease of such property (a “sale and leaseback transaction”) without equally and ratably securing the debt securities (and, if we shall so determine, any other indebtedness ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by our board of directors to be fair and arm’s-length and either:

•

within 180 days after the receipt of the proceeds of the sale or transfer, Kohl’s Corporation or any restricted subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such operating property or operating asset at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our senior funded debt; or

•

Kohl’s or such restricted subsidiary would be entitled, at the effective date of the sale or transfer, to incur indebtedness secured by a mortgage on such operating property or operating assets, in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction, without equally and ratably securing the debt securities pursuant to the “Restrictions on Liens” described above.

The foregoing restriction will not apply to:

•	any sale and leaseback transaction for a term of not more than three years including renewals;

•

any sale and leaseback transaction with respect to operating property (and, with respect to distribution centers, equipment used directly in the operation of, or the business conducted on, such operating property) if a binding commitment with respect thereto is entered into within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture (February 6, 1996) or (2) the date such operating property was acquired;

•

any sale and leaseback transaction with respect to operating assets if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or

•

any sale and leaseback transaction between Kohl’s Corporation and a restricted subsidiary or between restricted subsidiaries provided that the lessor shall be Kohl’s Corporation or a wholly owned restricted subsidiary. (Section 4.6)

Exempted Debt. Notwithstanding the restrictions in the indenture on mortgages and sale and leaseback transactions, Kohl’s or its restricted subsidiaries may, in addition to amounts permitted under such restrictions, issue, assume or guarantee indebtedness secured by mortgages, or enter into sale and leaseback transactions, provided that, after giving effect thereto, the aggregate outstanding amount of all such indebtedness secured by mortgages plus attributable debt resulting from such sale and leaseback transactions does not exceed 15% of consolidated net tangible assets. (Sections 4.5 and 4.6)

No Special Protection in the Event of a Highly Leveraged Transaction. Unless we indicate otherwise in the applicable prospectus supplement, the terms of the debt securities will not afford the holders special protection in the event of a highly leveraged transaction.

Merger and Consolidation

The indenture provides that we may, without the consent of the holders of the debt securities, consolidate with or merge into any other corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, as long as:

•	the successor corporation is a domestic corporation that assumes by a supplemental indenture our obligations under the indenture and the debt securities; and

•	immediately after the transaction, no event of default shall have happened and be continuing.

Upon compliance with these requirements by a successor corporation (except in the case of a lease), we would be relieved of our obligations under the indenture and the debt securities. (Sections 5.1 and 5.2)

Events of Default

“Event of default” under the indenture means any of the following with respect to any series of debt securities:

•	default in payment of any interest on any debt security of that series when due and payable, continued for 30 days;

•	default in payment of all or any part of principal of or premium, if any, on any debt security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

•

default in the performance or breach of any other covenant or warranty of Kohl’s in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has been included in the indenture solely for the benefit of series of debt securities other than that series), continued for 60 days after written notice as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization described in the indentures; and

•	any other event of default provided with respect to debt securities of that series.

No event of default with respect to a particular series of debt securities issued under the indenture (except as to such events in bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities issued under the indenture. (Section 6.1)

In the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to Kohl’s Corporation, the principal of all outstanding debt securities will become due and payable without further action or notice. If any other event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may, by a notice in writing to us (and to the trustee if given by holders), declare the entire principal of all the debt securities of that series to be due and payable immediately (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series). However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of outstanding debt securities of that series may, subject to conditions described in the indenture, rescind and annul such declaration if all events of default, other than the non-payment of accelerated principal, with respect to debt securities of that series have been cured or waived as provided in the indenture. (Section 6.2) For information as to waiver of defaults, see “Modification and Waiver.” We refer you to the applicable prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of a portion of the principal amount of original issue discount securities upon the occurrence and continuation of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the holders, unless those holders shall have offered to the trustee reasonable security and indemnity. (Section 7.1) Subject to such provisions for security and indemnification of the trustee and certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

•	the holder shall have previously given to the trustee under the indenture written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series shall have made written request, and offered reasonable security and indemnity, to the trustee to institute such proceeding as trustee;

•	the holder or holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; and

•

the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 6.7)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of (and premium, if any) and any interest on the debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of that payment. (Section 6.8)

We are required to furnish to the trustee annually a statement regarding our compliance with the indenture. (Section 4.8) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of principal, any premium, interest or any sinking fund payments) with respect to debt securities of that series if it considers it in the interest of the holders of debt securities of that series to do so. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture with respect to a series of debt securities with the consent of the holders of a majority in principal amount of the outstanding debt securities of that series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal, premium (if any) or any interest on, any debt security or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to institute suit to enforce any payment after the stated maturity date; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults. (Sections 9.2 and 9.3)

The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as that series is concerned, our compliance with specified restrictive provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series. They may not waive a default in the payment of the principal of (or premium, if any) or any interest on any debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 6.13)

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

Defeasance and Discharge. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations with respect to such debt securities of any series upon the deposit with the trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of those U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities. A discharge may only occur if we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the federal income tax law, in each case to the effect that holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. A discharge will not be applicable to any debt securities of any series then listed on the NYSE or any other securities exchange if such deposit would cause the debt securities to be delisted. In addition, the discharge will not apply to our obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, to maintain paying agencies and to hold moneys for payment in trust. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that unless otherwise provided by the terms of the applicable series of debt securities, we may omit to comply with certain restrictive covenants set forth in the indenture, including the restrictive covenants described under the caption “Certain Covenants.” In order to exercise such option, we will be required to deposit irrevocably with the trustee money and/or U.S. government obligations which through the payment of interest and principal of those U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the debt securities of the series on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes as a result of our deposit and related covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance not occurred. (Section 8.4)

Defeasance and Events of Default. In the event we exercise our option to omit compliance with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, we would remain liable for such payments.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York, is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. maintains normal banking relations with Kohl’s.

Certain Definitions

For purposes of the indenture:

“Attributable debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capitalized lease obligations” means obligations created pursuant to leases which are required to be shown on the liability side of a balance sheet in accordance with generally accepted accounting principles.

“Consolidated net tangible assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of Kohl’s Corporation and its restricted subsidiaries after deducting (1) all liability items except funded debt, capitalized lease obligations, stockholders’ equity and reserves for deferred income taxes, (2) all goodwill, trade names, trademarks, patents, favorable lease rights, unamortized debt discount and expense and other like intangibles (other than leasehold costs and investments in so-called safe harbor leases), which in each such case would be so included on such balance sheet, net of accumulated amortization, and (3) all amounts which would be so included on such balance sheet in respect of investments (less applicable reserves) in unrestricted subsidiaries in excess of the amount of such investments at November 25, 1995 (approximately $74.3 million).

“Funded debt” means indebtedness which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded debt does not include (1) obligations created pursuant to leases, (2) any indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding funded debt unless such indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means indebtedness for borrowed money and indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, or assumed by such person to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, guarantees by such person of such indebtedness, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness.

“Investment” means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include accounts receivable of Kohl’s Corporation or of any restricted subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any subsidiary of accounts receivable of Kohl’s Corporation or any restricted subsidiary arising from transactions in the ordinary course of business of Kohl’s Corporation or any restricted subsidiary.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Operating assets” means all merchandise inventories, furniture and equipment (including all transportation and warehousing equipment, store racks and showcases but excluding office equipment and data processing equipment) owned by Kohl’s Corporation or a restricted subsidiary.

“Operating property” means all real property and improvements thereon owned by Kohl’s Corporation or a restricted subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located. This term does not include any store, warehouse, service center or distribution center that our board of directors declares by resolution not to be of material importance to the business of Kohl’s Corporation and its restricted subsidiaries.

“Restricted subsidiary” means Kohl’s Department Stores, Inc. and any other subsidiary so designated by the board of directors or duly authorized officers of Kohl’s Corporation in accordance with the indenture provided that (a) the board of directors or duly authorized officers of Kohl’s Corporation may, subject to certain limitations, designate any unrestricted subsidiary as a restricted subsidiary and any restricted subsidiary (other than Kohl’s Department Stores, Inc.) as an unrestricted subsidiary and (b) any subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more unrestricted subsidiaries shall be an unrestricted subsidiary. As of the date of this prospectus, Kohl’s Department Stores, Inc. is the only restricted subsidiary.

“Senior funded debt” means all funded debt of Kohl’s Corporation or any person (except funded debt, the payment of which is subordinated to the payment of the debt securities).

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation or business entity is at the time owned or controlled by Kohl’s Corporation, or by Kohl’s Corporation and one or more subsidiaries, or by any one or more subsidiaries.

“Unrestricted subsidiary” means any subsidiary other than a restricted subsidiary.

Conversion or Exchange of Debt Securities

The prospectus supplement will include the terms of any provisions to convert or exchange a series of debt securities into or for other securities of ours. These terms will include whether conversion or exchange is mandatory, or is at our option or the option of the holder. We will also describe how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities.

DESCRIPTION OF CAPITAL STOCK

We have summarized below certain provisions of our common stock and preferred stock. This summary is not complete. You should refer to all the provisions of our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement, of which this prospectus is a part. You should also refer to the articles of amendment subsequently filed with the SEC regarding the terms of any series of preferred stock. As of the date of this prospectus, under our articles of incorporation, our authorized capital stock consists of 800,000,000 common shares, $0.01 par value per share, and 10,000,000 preferred shares, $0.01 par value per share. As of August 27, 2011, 269,438,813 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

Voting. For all matters submitted to a vote of shareholders, including the election of directors, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of Kohl’s. An action is approved if the votes cast in favor of the action exceed the votes cast opposing the action, subject to quorum requirements and any voting rights granted to holders of preferred stock. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock and any voting limitations imposed by the Wisconsin Business Corporation Law, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are up for election in a particular year.

Dividends. If our board declares a dividend, holders of common stock will receive payments from the funds of Kohl’s that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation. If Kohl’s is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not redeemable.

Listing. Our common stock is listed on the NYSE under the symbol “KSS.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Fully Paid. The outstanding shares of common stock are fully paid and nonassessable. Any additional common stock that we may issue in the future pursuant to an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

Wisconsin Business Corporation Law

Provisions of the Wisconsin Business Corporation Law (the “WBCL”) could have the effect of delaying, deterring or preventing a change in control of Kohl’s.

Restrictions on Business Combinations. Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a “resident domestic corporation,” such as Kohl’s, business combinations not meeting fair price standards specified in the statute must be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (2) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a “significant shareholder” or an affiliate or associate of a significant shareholder who is a party to the transaction. The term “business combination” means, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary of that corporation) with, or the sale or other disposition of substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate of a significant shareholder. “Significant shareholder” means a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. These statutory sections also restrict the repurchase of shares and the sale of corporate assets by an resident domestic corporation in response to a takeover offer.

Sections 180.1140 to 180.1144 of the WBCL prohibit certain “business combinations” between a “resident domestic corporation” and an “interested stockholder” within three years after the date such person became an interested stockholder, unless the business combination or the acquisition of the interested stockholder’s stock has been approved before the stock acquisition date by the corporation’s board of directors. An “interested stockholder” is a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation. After the three-year period, a business combination with the interested stockholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested stockholders.

Control Share Voting Restrictions. Under Section 180.1150(2) of the WBCL, the voting power of shares of a “resident domestic corporation” that are held by any person in excess of 20% of the voting power are limited

(in voting on any matter) to 10% of the full voting power of those excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is designated to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including (among others) shares acquired directly from Kohl’s and shares acquired in a merger or share exchange to which Kohl’s is a party.

Constituency Provision. Under Section 180.0827 of the WBCL, in discharging his or her duties, a director or officer of Kohl’s may, in addition to considering the effects of any action on shareholders, consider the effects of any action on employees, suppliers, customers, the communities in which Kohl’s operates and any other factors that the director or officer considers pertinent.

Preferred Stock

Our articles of incorporation authorize the board of directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, dividend rates, liquidation preferences, conversion or exchange rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series.

This summary of the preferred stock relates to certain terms and conditions that we expect will apply to all series of the preferred stock offered pursuant to this prospectus. The applicable prospectus supplement will describe the particular terms of any such series of preferred stock. If indicated in the prospectus supplement, the terms of any such series may differ from the terms described below.

The applicable prospectus supplement will describe the following terms of each series of preferred stock:

•	the designation of the series and the number of shares offered;

•	the amount of the liquidation preference per share;

•	the initial public offering price of the shares to be sold;

•	the dividend rate applicable to the series, the dates on which dividends will be payable and the dates from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any anti-dilution provisions;

•	any additional voting and other rights, preferences, privileges and restrictions;

•	any listing of the series on an exchange;

•	the relative ranking of the series as to dividend rights and rights upon liquidation, dissolution or winding up of Kohl’s; and

•	any other terms of the series.

The liquidation price or preference of any series of preferred stock is not indicative of the price at which such shares will actually trade after the date of issuance.

Although our board of directors has no present intention of doing so, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will issue such a series of preferred stock only if it determines that such an issuance is in the best interests of Kohl’s and its shareholders. In addition, the terms of a series of preferred stock might discourage a potential acquirer from attempting to acquire Kohl’s in a manner that changes the composition of our board of directors, even when a majority of our shareholders believe that such an acquisition would be in their best interests or would receive a premium for their stock over the then current market price.

Voting. Except as expressly required by applicable law, each series of preferred stock will have no voting rights.

Rank. Each series of preferred stock will, with respect to dividend and liquidation rights, rank senior to common stock. All shares of each series of preferred stock will be of equal rank with each other. Each series of preferred stock may vary as to rank and priority with other series of preferred stock.

Dividends. Holders of each series of preferred stock will be entitled to receive, if declared by our board of directors, cash dividends, payable on such dates and at such rates as are described in the applicable prospectus supplement. Unless otherwise described in the prospectus supplement, dividends will be cumulative and will accrue from the date set forth in the applicable prospectus supplement.

Liquidation. Unless otherwise specified in the applicable prospectus supplement, if we liquidate, dissolve or wind up, then the holders of a series of preferred stock will be entitled to receive, subject to the rights of creditors, but before any such payment to the holders of common stock or any other junior stock, an amount equal to the liquidation preference per share set forth in the applicable prospectus supplement. In addition to such liquidation preference, holders of that series of preferred stock will also be entitled to receive accrued and unpaid dividends on their shares of preferred stock, if such dividends are cumulative.

If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all outstanding shares of a series of preferred stock and all stock ranking on a parity with those shares of preferred stock, then the holders of that series of stock will share ratably in such distribution, which, in the case of preferred stock, may include a cumulative dividend.

After payment of the full amount of the liquidation preference, the holders of a series of preferred stock will not be entitled to any further participation in the distribution of assets by Kohl’s.

Conversion or Exchange. The terms, if any, on which preferred stock of any series may be converted or exchanged for another class or series of securities will be set forth in the applicable prospectus supplement.

Redemption. The applicable prospectus supplement will set forth the terms, if any, on which we may redeem any series of preferred stock.

Other Rights. The applicable prospectus supplement will set forth such other preferences, voting powers or relative participating, optional or other special rights of a series of preferred stock. The holders of preferred stock will not have any preemptive rights to subscribe for any securities of Kohl’s.

Title. Kohl’s, the transfer agent and registrar for a series of preferred stock and any agent of Kohl’s or such transfer agent and registrar may treat the registered owner of such series of preferred stock as the absolute owner of the preferred stock for all purposes.

Transfer Agent and Registrar. The applicable prospectus supplement will name the transfer agent and registrar for each series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

This summary of certain provisions of each deposit agreement, the depositary shares and the depositary receipts is not complete. We refer you to all the provisions of the applicable deposit agreement and depositary receipts. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any such series may differ from the terms summarized below.

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue receipts (“depositary receipts”) for these “depositary shares,” each of which will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights. We will enter into a deposit agreement with a bank or trust company that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000 (the “depositary”). The applicable prospectus supplement relating to a particular series of depositary shares will set forth the name and address of the depositary.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that the distribution cannot be made proportionately or that it may not be feasible to make the distribution. If so, the depositary will, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by Kohl’s or the depositary on account of taxes.

Redemption of Depositary Shares

If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot or pro rata or other equitable method, in each case as we may determine.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary. If we deposit funds with the depositary to redeem depositary shares, and the holders fail to redeem their depositary receipts, the depositary will return the money to us within two years from the date on which we deposited the funds.

Voting the Preferred Stock

We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for the related preferred stock) will be entitled to instruct the depositary how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot “redeposit” these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

Kohl’s and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

We can terminate the deposit agreement at any time, as long as we provide at least 60 days’ prior written notice to the depositary. If we terminate the deposit agreement, then within 30 days from the date the depositary receives our notice, the depositary will deliver whole or fractional shares of the related preferred stock to the holders of depositary shares, when they surrender their depositary receipts. The deposit agreement will terminate automatically after all outstanding depositary shares have been redeemed, or, in connection with any liquidation, dissolution or winding up of Kohl’s, after the final distribution of our assets has been made to the holders of the related series of preferred stock and, in turn, to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary shares will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign, at any time, by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary.

We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust corporation that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

Neither the depositary nor Kohl’s will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstances beyond its control. Both Kohl’s and the depositary will be obligated to use their best judgment and to act in good faith in performing their duties under the deposit agreement. Each of Kohl’s and the depositary will be liable only for negligence and willful misconduct in performing their duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity. Kohl’s and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title

Kohl’s, each depositary and any agent of Kohl’s or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of such depositary shares for all purposes, including making payment, regardless of whether any payment in respect of such depositary share is overdue and regardless of any notice to the contrary. See “Book-Entry Securities” below.

DESCRIPTION OF WARRANTS

This summary of each warrant agreement, the warrants and the warrant certificates is not complete. We refer you to all of the provisions of the warrant agreement with respect to the warrants of any particular series. The particular terms of any series of warrants will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

We may issue warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities (the “warrants”) in one or more series. We may issue warrants independently or together with common stock, preferred stock, depositary shares and/or debt securities, and they may be attached to or separate from such other securities.

Each series of warrants will be evidenced by certificates (the “warrant certificates”) issued under a separate agreement (the “warrant agreement”). The warrant agreement will be entered into between Kohl’s and a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000 (the “warrant agent”). The applicable prospectus supplement relating to a particular series of warrants will set forth the name and address of the warrant agent.

The applicable prospectus supplement will describe the terms of the series of warrants, including:

•	the offering price;

•	the currency for which such warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, such principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock, preferred stock or depositary shares, the number of shares of common stock or preferred stock or depositary shares, as the case may be, purchasable upon the exercise of one warrant and the price at which such shares may be purchased upon such exercise;

•	the date on which the right to exercise the warrants will commence and the date on which such right or rights will expire;

•	certain federal income tax consequences of holding or exercising such warrants;

•	the terms of the securities issuable upon exercise of such warrants; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, presented for registration of transfer, and exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, such exchange may take place only in connection with an exchange of the certificates representing such related securities.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, such debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture; or

•

in the case of warrants to purchase common stock, preferred stock or depositary shares, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of Kohl’s or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price described in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 P.M. New York time on the expiration date set forth in such prospectus supplement. After the close of business on such expiration date, unexercised warrants will become void.

You may exercise warrants by delivering the warrant certificate representing the warrants to be exercised together with certain information, and payment to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement, of the required amount. The information required to be delivered to the warrant agent will be set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants. If so indicated in the applicable prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events. No fractional shares will be issued upon the exercise of the warrants, but we will pay cash value of any fractional shares otherwise issuable.

Modification

Any warrant agreement and the terms of the related warrants may be amended by Kohl’s without the consent of the holders of any such warrants, for the following purposes:

•

curing any ambiguity, or correcting any defective or inconsistent provision contained therein, or making any other provisions with respect to matters or questions arising under the warrant agreement that is not inconsistent with the provisions of the warrant agreement or the warrant certificates;

•	evidencing the assumption by any successor to Kohl’s of the covenants of Kohl’s contained in such warrant agreement and the warrants;

•	appointing a successor warrant agent;

•	evidencing the appointment of a successor warrant agent;

•	adding to the covenants of Kohl’s for the benefit of the holders of such warrants or surrendering any right or power conferred upon Kohl’s under the warrant agreement;

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•

amending the warrant agreement and the warrants in any manner that we may deem to be necessary or desirable and that will not adversely affect the interests of the holders of such warrants in any material respect.

Kohl’s and the warrant agent may also amend any warrant agreement and the terms of the related warrants with the consent of the holders of not less than a majority in number of the unexercised warrants affected by such amendment, except that without the consent of the affected holder, no such amendment may:

•	change the number or amount of securities purchasable upon exercise of such warrants so as to reduce the number or amount of securities purchasable upon such exercise;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise adversely affect the exercise rights of the holders of such warrants in any material respect; or

•	reduce the number of unexercised warrants the consent of holders of which is required for amendment of the warrant agreement or the related warrants.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease or transfer all or substantially all of our assets to any other corporation, provided that:

•	we are the continuing corporation, or the corporation, if other than Kohl’s, that is formed by or results from any such consolidation or merger or receives such assets:

•	is a corporation organized under the laws of the United States of America or a U.S. state; and

•	assumes all of the obligations of Kohl’s with respect to all the unexercised warrants and the applicable warrant agreements; and

•	Kohl’s or such successor corporation, as the case may be, is not immediately in default under such warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by Kohl’s under the applicable warrant agreement or warrant including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon Kohl’s. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Resignation and Appointment of Warrant Agent

We will provide a warrant agent until all the warrants issued have been exercised or expired in accordance with their terms. The warrant agent may resign at any time by giving notice to us, and we may at any time remove a warrant agent. Any such resignation or removal will take effect upon the appointment of a successor warrant agent. The warrant agent and any successor warrant agent will be a bank or trust company having its office or agent’s office in the United States and having a combined capital and surplus of at least $50,000,000.

Title

Kohl’s, the warrant agent and any agent of Kohl’s or the applicable warrant agent may treat the registered holder of any warrant certificate as the absolute owner of the warrants for any purpose and as the person entitled to exercise the rights attaching to the warrants, in each case regardless of any notice to the contrary.

BOOK-ENTRY SECURITIES

Unless we specify otherwise in the applicable prospectus supplement, we will issue securities, other than common stock, in the form or one or more book-entry certificates (referred to below as the “book-entry security”) registered in the name of a depositary or a nominee of a depositary. Unless we specify otherwise in the applicable prospectus supplement, the depositary will be The Depository Trust Company (“DTC”). We have been informed by DTC that its nominee will be Cede & Co. (“Cede”). Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in a book-entry security (a “beneficial owner”) will be entitled to receive a certificate, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of a book-entry security.

DTC has informed us that it is:

•	a limited purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System; and

•	a “clearing agency” registered under the Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for its participating clients (“participants”); and

•	facilitate the clearance and settlement of securities transactions among participants through electronic book-entry, thereby eliminating the need for the physical movement of securities certificates.

Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interest in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as such payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward such payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee, depositary or warrant agent as registered holders of the securities entitled to the benefits of the certificate or the applicable indenture, deposit agreement or warrant agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for such securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under the certificate or the applicable indenture, deposit agreement or warrant agreement, only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for such book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered;

•

we execute and deliver to the applicable registrar, transfer agent, trustee, depositary and/or warrant agent an order complying with the requirements of the certificate or the applicable indenture, deposit agreement and/or warrant agreement that such book-entry security will be so exchangeable; or

•

there is a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event of default that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to such debt securities.

Any book-entry security that is exchangeable pursuant to the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for reregistration, the registrar, transfer agent, trustee, depositary or warrant agent, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

•

DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless such beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of Kohl’s, the trustee, any registrar and transfer agent, any warrant agent or any depositary, or any of their agents will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

Each prospectus supplement will describe the method of distribution of the securities offered pursuant to the prospectus supplement.

We may sell securities offered by this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The accompanying prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities;

•	the proceeds to Kohl’s from such sale;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions precedent.

Dealers

If we use dealers for the sale of a particular offering of securities, such dealers will purchase such securities as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.

Compensation of Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for Kohl’s or Kohl’s subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless we specify otherwise in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the NYSE. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that a liquid trading market for any of the securities will develop.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Delayed Delivery

If indicated in a prospectus supplement, we will authorize underwriters or other agents to solicit offers by certain specified entities to purchase securities from Kohl’s pursuant to delayed delivery contracts providing for payment and delivery at a specified future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

LEGAL MATTERS

Certain legal matters relating to the Securities offered by this prospectus will be passed upon for Kohl’s by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Peter M. Sommerhauser is a director of Kohl’s and a shareholder of Godfrey & Kahn, S. C. As of December 31, 2010, Mr. Sommerhauser beneficially owned 15,686,484 shares of common stock of Kohl’s, of which he had sole voting power with respect to 533,117 shares, shared voting power with respect to 15,153,307 shares, sole investment power with respect to 533,117 shares and shared investment power with respect to 15,153,307 shares. Details of Mr. Sommerhauser’s share ownership are contained in Mr. Sommerhauser’s Amendment Number 16 to Schedule 13G, as filed with the SEC on February 9, 2011. Certain legal matters relating to the Securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement

EXPERTS

The consolidated financial statements of Kohl’s Corporation appearing in Kohl’s Corporation’s Annual Report (Form 10-K/A) for the year ended January 29, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$300,000,000

Kohl’s Corporation

4.750% NOTES DUE 2023

PROSPECTUS SUPPLEMENT

September 5, 2013

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Morgan Stanley

Senior Co-Managers

Goldman, Sachs & Co.

Mitsubishi UFJ Securities

US Bancorp

Wells Fargo Securities

Co-Managers

BMO Capital Markets

BNY Mellon Capital Markets, LLC

Capital One Securities

Comerica Securities

Fifth Third Securities, Inc.

HSBC

PNC Capital Markets LLC

TD Securities

The Williams Capital Group, L.P.